Exhibit 5.1

Our ref	CHX/774536-000021/36952751v1

Freight Technologies, Inc.

Kingston Chambers

PO Box 173

Road Town

Tortola, VG1110

British Virgin Islands

23 May 2024

Dear Sirs

Freight Technologies, Inc.

We have acted as counsel as to British Virgin Islands law to the Company in respect of the proposed issuance of up to 20,000,000 ordinary shares in the Company with a par value of US$1.10 per share (the “Ordinary Shares”) for an aggregate offering price of US$2,300,000 from time to time pursuant to a sales agreement dated 22 May 2024 between the Company and A.G.P./ Alliance Global Partners (the “Sales Agreement”). We have been asked to provide this legal opinion in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto, including the Prospectus dated 26 September 2022, as supplemented by the Prospectus Supplement dated 22 May 2024 filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “SEC Act”) (including its exhibits, the “Registration Statement”).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 23 May 2024, including the Company’s Memorandum and Articles of Association dated 2 February 2024 (the “Memorandum and Articles”).

1.2	A list of the Company’s directors provided by the Registry of Corporate Affairs dated 16 May 2024 (the “Registry List of Directors”).

1.3	The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System and the E-Litigation Portal from 1 January 2000 and available for inspection on 23 May 2024 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.4	The written resolutions of the board of directors of the Company dated 15 September 2022, 27 October 2022 and 21 May 2024 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the British Virgin Islands.

1.5	A Certificate of Incumbency dated 17 May 2024, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.6	A certificate of good standing dated 23 May 2024 in respect to the Company issued by the Registrar of Corporate Affairs in the British Virgin Islands (the “Certificate of Good Standing”).

1.7	A certificate from a director of the Company (the “Director’s Certificate”).

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registry List of Directors, the Registered Agent’s Certificate, the Certificate of Good Standing, the Director’s Certificate and the Resolutions. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations as contemplated in the Registration Statement.

2.4	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.5	The Company has sufficient authorised and unissued Ordinary Shares under the Memorandum and Articles at the time any Ordinary Shares are issued.

2.6	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares.

2.7	The Company has received, or will receive, cash consideration or non-cash consideration in consideration for the issue of the Ordinary Shares, and that:

(a)	none of the Ordinary Shares have been, or will be, issued for less than their par value; and

(b)	to the extent that any Ordinary Shares are, or will be, issued, in whole or in part, for non-cash consideration, the value of the non-cash consideration and cash consideration, if any, is not less than the amount credited or to be credited for such Ordinary Shares.

2.8	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. We have not made any investigation of the laws, rules or regulations of any jurisdiction other than the laws of the British Virgin Islands.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (As Revised) (the “Act”), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	The Ordinary Shares to be issued by the Company as contemplated by the Registration Statement and Sales Agreement have been duly authorised for issue and when such Ordinary Shares are issued by the Company against payment in full of the cash consideration as set out in the Sales Agreement and / or the Registration Statement such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Corporate Affairs under the laws of the British Virgin Islands, annual filing fees must be paid and returns made to the Registrar of Corporate Affairs within the time frame prescribed by law.

4.2	We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.3	The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the British Virgin Islands by Orders in Council and/or sanctions imposed by governmental or regulatory authorities or agencies in the British Virgin Islands under British Virgin Islands legislation.

4.4	Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

4.5	Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.6	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters or documents not referred to herein or any circumstance, fact or event that occurs after the date of this legal opinion that may alter, affect or modify the opinions expressed herein.

This opinion is addressed to you and may be relied upon by you, your counsel and purchasers of Ordinary Shares pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Maples and Calder

Appendix A

Director’s Certificate (ATM – 5.1)

To:	Maples and Calder
5th Floor, Ritter House
PO Box 173
Road Town
Tortola
British Virgin Islands

23 May 2024

Dear Sirs

Freight Technologies Inc. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion in relation to certain aspects of British Virgin Islands law (the “Opinion”). Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company registered on 2 February 2024 remain in full force and effect and are unamended.

2	The director resolutions dated 15 September 2022, 27 October 2022 and 21 May 2024 (the “Written Resolutions”) were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company). The Written Resolutions have not been amended, varied or revoked in any respect and the directors of the Company have not restricted or limited the powers of any future directors of the Company in any way.

3	The Company is authorised to issue an unlimited number of shares divided into:

3.1	an unlimited number of ordinary shares with a par value of US$1.10 each;

3.2	an unlimited number of series A preferred shares designated as follows:

(a)	a maximum of 25,000 series seed preferred shares with a par value of US$0.0001 each;

(b)	a maximum of 10,000,000 series A1-A preferred shares with a par value of US$0.0001 each;

(c)	a maximum of 3,000,000 series A2 preferred shares with a par value of US$0.0001 each; and

(d)	an unlimited number of series A4 preferred shares with a par value of US$0.0001 each;

3.3	a maximum of 21,000,000 series B preferred shares with a par value of US$0.0001 each; and

3.4	an unlimited number of blank preferred shares with no par value each.

4	Immediately prior to the issuance of any the Ordinary Shares, the Company will have sufficient authorised but unissued shares in order for Ordinary Shares to be issued as contemplated by the Registration Statement.

5	The shareholders of the Company (the “Shareholders”) have not restricted or limited the powers of the directors of the Company in any way.

6	The directors of the Company at the date of the Written Resolutions and at the date of this certificate were and are Nicholas H. Adler, William Samuels, Javier Selgas, Marc Urbach and Paul David Freudenthaler.

7	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent’s Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

8	The Company has not created any charges over any of its property or assets.

9	Prior to, at the time of, and immediately following execution of the Sales Agreement and the approval of the transactions the subject of the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due, and the transactions to which the Sales Agreement or the Registration Statement relate will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into the transactions the subject of the Sales Agreement or the Registration Statement for proper value, not with an intention to defraud or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.

10	Each director of the Company considers the entry by the Company into the transactions as contemplated by the Sales Agreement and the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

11	The Company has received or will receive cash consideration for the issue of the Ordinary Shares and none of the Ordinary Shares were or will be issued for less than par value.

12	Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

13	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the Directors and/or the Member taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

14	The Company has at no time had employees.

15	No invitation has been made or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares.

16	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

17	Each of the Sales Agreement and the Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

18	The Ordinary Shares to be issued as contemplated by the Sales Agreement and / or the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members.

19	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

20	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement.

[Signature page follows]

[Signature page to the director’s certificate for Freight Technologies Inc. – 5.1 Opinion (ATM)]

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Nicholas Adler
Name:	Nicholas Adler
Title:	Director